UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   September 7, 2009

CHINA AMERICA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Florida	333-87293	82-0326560
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 E. Huhua Road, Huating Economic & Development Area, Jiading District,Shanghai, China, 201811
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code    86-21-59974046

10871 NW 52 Street, Suite 2, Sunrise, Florida 33351
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 7, 2009, the Board of Directors of the Company appointed Aihua Hu as a member of its Board of Directors. Mr. Hu, who is the chief executive officer of the Company’s subsidiary Shanghai AoHong Chemical Co., Ltd. (“Shanghai AoHong”), will not be paid any compensation for his services as a member of the Board of Directors.

Mr. Hu, age 47, prior to joining the Company, served as the chief executive officer of the Company’s subsidiary Shanghai AoHong Chemical Co., Ltd. (“Shanghai AoHong”) since co-founding the company in February 2000. From May 1993 to April 2000, Mr. Hu served as Vice General Manager of Shanghai Lixin Gas Co., Ltd., an industrial gas and refrigerant manufacturer located in Shanghai. As Vice General Manager, Mr. Hu was responsible for sales and business development. From September 1982 to May 1993, Mr. Hu worked for Shanghai Chemical Light Industry Co., Ltd. and was responsible for sales and marketing. Mr. Hu received an Associate Degree in Business Administration with a concentration in Chemistry from Shanghai Industry University in July 1982.

Mr. Hu entered into an employment agreement with Shanghai AoHong on June 27, 2007 to act as that company’s chief executive officer.  This agreement provides for, among other things, payment of a base salary of $16,000 per year, eligibility to receive a discretionary incentive bonus and an award of a stock option to purchase 1,000,000 shares of the Company’s common stock at $0.20 per share during the term of his employment.  Mr. Hu is entitled to social insurance, medical, unemployment and job injury insurance benefits mandated under Chinese law.  The Company is required to contribute a portion of Mr. Hu’s salary to the Chinese government to pay for these benefits in addition to a housing assistance fund.  Mr. Hu’s employment agreement expires on June 27, 2012 and prohibits him from (i) revealing the name of, contracting with, soliciting, persuading, interfering with or endeavoring to entice away from Shanghai AoHong or its affiliates any of their respective clients, agents, representatives or employees; or (ii) employ or offer to employ any person who, at any time up to the effective date of such termination, was formerly an employee, agent or representative employed or retained by Shanghai AoHong within a period of one (1) year after such person is no longer employed or retained by Shanghai AoHong or any of its affiliates.

From time to time Shanghai AoHong borrows funds from Aihua Hu, its chairman, and members of his family for working capital purposes. At June 30, 2009 and December 31, 2008 these amounts totaled $91,552 and $208,568, respectively. These loans do not bear any interest and are due on demand.

Mr. Hu,and Mrs. Ying Ye are the minority owners of Shanghai AoHong. Mr. Hu and Mrs. Ye are husband and wife. Mr. Hu owns 12,500,000 shares of the Company’s common stock which are presently outstanding.

After the appointment of Mr. Hu as a director of the Company on September 7, 2009, Dore S. Perler Perler resigned as a member of the Board of Directors and as secretary of the Company. Mr. Perler’s resignation was not the result of any disagreement with the Company on any matter relating to its operation, policies (including accounting or financial policies) or practices.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 7, 2009, the Company’s board of directors approved a resolution changing its fiscal year end to September 30th of each year pursuant to the board of director?痵 authority provided for in Section 10.03 of the Company’s by-laws. Previously, the Company’s fiscal year ended on December 31 of each year. The change in fiscal year end was made to avoid conflicts and delays that affect the Company’s China based subsidiaries which occur as a result of the observance and celebration of the Chinese New Year.  The Company will file a transition report for the transition period from January 1, 2009 through September 30, 2009 on a Form 10-K.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits.

10.1           Employment Agreement between Shanghai Aohong Chemical Co. Ltd. and Aihua Hu dated June 27, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA AMERICA HOLDINGS, INC.

Dated: September 7, 2009	By:	/s/ Shaoyin Wang
Shaoyin Wang
CEO and Chairman of the Board